Exhibit 99.1

Ophthotech Reports Fourth Quarter and Full Year 2015 Financial and Operating Results

- Conference Call and Webcast Today, February 24, at 8:00 a.m. ET —

New York, NY, February 24, 2016 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the fourth quarter and full year ended December 31, 2015 and provided an update on the Company’s business and product development programs.

“We are well positioned to build on the strong momentum that we achieved in 2015,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech. “We look forward to providing initial, topline data from both Phase 3 trials of Fovista® in combination with Lucentis® in the fourth quarter of this year.  We have made significant progress related to the clinical development of both Fovista® and Zimura®.  In 2016, we will continue to build upon our commitment to develop novel therapeutics that address the significant unmet medical need to treat diseases of the back of the eye.”

2015 Highlights

Fovista®

•                  The Company completed patient recruitment in both of its pivotal Phase 3 trials of Fovista® (pegpleranib) in combination with Lucentis® (ranibizumab).  Initial, topline data from both Phase 3 trials of Fovista® in combination with Lucentis® is expected in the fourth quarter.  A third Phase 3 trial, which is investigating Fovista® in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab), continues to enroll patients and remains on track to complete enrollment in 2016.

•                  In late 2015, Genentech, a Roche wholly-owned subsidiary, exercised its option to participate in the financial arrangements relating to Novartis’ rights under the Ophthotech/Novartis ex-US licensing and commercialization agreement for Fovista® to treat wet AMD. Ophthotech’s agreement with Novartis, including its financial terms, remains unchanged.  Ophthotech continues to retain sole rights to Fovista® in the United States.

•                  Ophthotech achieved a second $50 million enrollment milestone from Novartis related to the $130 million total potential enrollment-based milestones under the ex-US licensing and commercialization agreement with Novartis.  A $30 million enrollment milestone remains which will be earned when the final Fovista® Phase 3 study completes enrollment.

•                  Recruitment has been completed in two of the Company’s Fovista® Expansion Studies. One of these Phase 2a trials is investigating the potential role of Fovista® in combination with multiple anti-VEGF agents to reduce sub-retinal fibrosis and the other is investigating the potential role of Fovista® combination therapy to reduce the treatment burden for wet AMD patients. The Company presented encouraging initial interim data from the Fovista® anti-fibrosis study at its R&D Investor Day in December 2015.

•                  Results from Ophthotech’s Phase 1 Fovista® combination therapy study in wet AMD patients were published during the fourth quarter of 2015 (Jaffe GJ, Eliott D, Wells JA, Prenner JL, Papp A, Patel S. A Phase 1 Study of Intravitreous E10030 in Combination with Ranibizumab in Neovascular Age-Related Macular Degeneration. Ophthalmology. 2016 Jan;123(1):78-85.)

Zimura®

•                  In Q4 2015, the Company initiated a Phase 2 trial of Zimura® (avacincaptad pegol sodium), an inhibitor of complement factor C5, in combination with anti-VEGF therapy in wet AMD patients to potentially address the treatment burden associated with wet AMD.  The Company also initiated in Q4 a Phase 2/3 clinical trial of Zimura® in patients with geographic atrophy, an advanced form of dry AMD.

Year-end and Fourth Quarter 2015 Financial Highlights

•                Cash Position: As of December 31, 2015, the Company had $391.9 million in cash, cash equivalents, and available for sale securities.

•                Revenues: Collaboration revenue was $4.8 million for the quarter ended December 31, 2015, compared to $1.7 million for the prior year period. For the year ended December 31, 2015, collaboration revenue was $51.5 million compared to $41.3 million for the same period in 2014. Collaboration revenue recognized in 2015 and 2014 consists of license fee revenue primarily attributable to the $50.0 million enrollment-based milestones the Company achieved in March 2015 and September 2014 under the Novartis Agreement, as well as revenue associated with research and development activities and drug supply shipments the Company completed under the same agreement.

•                R&D Expenses: Research and development expenses were $33.9 million for the quarter ended December 31, 2015 compared to $22.2 million for the same period in 2014.  For the year ended December 31, 2015 research and development expenses were $131.0 million compared to $88.4 million for the same period in 2014. The year ended December 31, 2014 included a $19.8 million milestone payment the Company paid in connection with the Novartis Agreement. Excluding this milestone payment, research and development expense increased in both the quarter and year ended December 31, 2015 primarily due to the Company’s Fovista® Phase 3 clinical program and increased personnel costs associated with additional management and research and development staffing, including share-based compensation expense.

•                G&A Expenses:  General and administrative expenses were $12.1 million for the quarter ended December 31, 2015 compared to $10.7 million for the same period in 2014. For the year ended December 31, 2015, general and administrative expenses were $44.0 million compared to $33.4 million for the same period in 2014. The increase in general and administrative expenses in the quarter and year ended December 31, 2015 relates primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing, pre-launch commercial activities, professional services and consulting fees, and increased share-based compensation.

•                Net Loss: The Company reported a net loss for the quarter ended December 31, 2015 of $35.6 million, or ($1.02) per diluted share, compared to a net loss of $31.7 million, or ($0.94) per diluted share for the same period in 2014. For the year ended December 31, 2015, the Company reported a net loss of $105.7 million, or ($3.06) per diluted share, compared to a net loss of $116.8 million, or ($3.51) per diluted share, for the same period in 2014.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results, its development programs and provide a general business update. The call is scheduled for February 24, 2015 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-359-3624 (USA) or 719-457-2661 (International), passcode 1465847. A live, listen-only audio web cast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is 888-203-1112 (USA Toll Free), passcode 1465847.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD, and in combination with anti-VEGF therapy in wet AMD patients to potentially reduce the treatment burden. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the timing and progress of the Fovista® Phase 3 clinical program, the Fovista® Expansion Studies, and Ophthotech’s Zimura® development programs for geographic atrophy and, in combination with anti-VEGF drugs, for wet AMD. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Statements of Operations Data:
Collaboration revenue	$4,782	$1,684	$51,505	$41,259
Operating expenses:
Research and development	33,917	22,196	131,012	88,385
General and administrative	12,066	10,656	44,021	33,387
Total operating expenses	45,983	32,852	175,033	121,772
Loss from operations	(41,201)	(31,168)	(123,528)	(80,513)
Interest income	387	28	971	217
Other income	7	—	53	—
Loss before income tax provision	(40,807)	(31,140)	(122,504)	(80,296)
Income tax (benefit) provision	(5,158)	512	(16,787)	36,476
Net loss	$(35,649)	$(31,652)	$(105,717)	$(116,772)
Net loss per common share:
Basic and diluted	$(1.02)	$(0.94)	$(3.06)	$(3.51)
Weighted average common shares outstanding:
Basic and diluted	35,022	33,803	34,580	33,258

	December 31, 2015	December 31, 2014
	(in thousands)
Balance Sheets Data:
Cash, cash equivalents, and marketable securities	$391,890	$463,560
Total assets	$428,851	$479,786
Royalty purchase liability	$125,000	$125,000
Deferred revenue	$213,066	$209,624
Total liabilities	$368,904	$351,249
Additional paid-in capital	$465,924	$428,390
Accumulated deficit	$(405,539)	$(299,822)
Total stockholders’ equity	$59,947	$128,537